Exhibit 5.1

Stradling Yocca Carlson & Rauth,
a Professional Corporation
Attorneys at Law
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
November 10, 2016
Endologix, Inc.
2 Musick
Irvine, California 92618

Re:	Securities Registered under Registration Statement on Form S-8
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Endologix, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on November 10, 2016 covering the offering of up to (i) 2,800,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Endologix, Inc. 2015 Stock Incentive Plan, as amended (the “2015 Plan”) and (ii) 1,500,000 shares of the Common Stock pursuant to the Endologix, Inc. Amended and Restated 2006 Employee Stock Purchase Plan, as amended (the “ESPP”). This Registration Statement also relates to 1,394,992 shares of Common Stock of the Registrant issuable under stock options awarded outside of the 2015 Plan as well as 305,445 shares of Common Stock of the Registrant issuable upon settlement of restricted stock units awarded outside of the 2015 Plan (collectively, the “Non-Plan Inducement Grants”).
The shares of the Common Stock that may be issued pursuant to the 2015 Plan, the ESPP, and the Non-Plan Inducement Grants are collectively referred to herein as the “Shares.”
In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinion, we have relied upon the certificates of certain officers of the Company.
Based on the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the 2015 Plan, the ESPP, and the agreements evidencing the Non-Plan Inducement Grants and the related agreements, will be validly issued, fully paid and non-assessable.
We render this opinion only with respect to the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.
This opinion is intended solely for use in connection with the issuance and sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.
Very truly yours,
STRADLING YOCCA CARLSON & RAUTH, P.C.